Filed pursuant to Rule 433 | Registration Statement Nos. 333-184147 and
333-184147-01

RBS Exchange Traded Notes

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RBS Oil Trendpilot[] ETN (TWTI)

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The RBS Oil Trendpilot[] Exchange Traded Notes (RBS ETNs) are unsecured and senior obligations of The Royal Bank of Scotland plc (RBS plc), and are fully and unconditionally guaranteed by The Royal Bank of Scotland Group plc (RBS
Group). Any payments on the RBS ETNs when they become due at maturity or upon early repurchase or redemption are dependent on the ability of RBS plc and RBS
Group to pay, and are also subject to market risk.

RBS Oil Trendpilot[] ETNs track the RBS Oil Trendpilot[] Index (USD) which provides: Trend-following exposure using an objective and transparent methodology to either the RBS 12-Month Oil Total Return Index (USD) or the Cash
Rate; Oil Exposure in positive trending markets by tracking the RBS 12-Month Oil
Total Return Index (USD); and Cash Rate Exposure in negative trending markets by tracking a hypothetical investment in 3-month U.S. Treasury bills as of the most recent weekly auction.

Illustration of the Trendpilot([]) Index Methodology

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The above graph illustrates the operation of the Trendpilot[] Index Methodology.
It does not re[]ect any actual performance of the Benchmark Index or the Index, and is not an indication of how either index may perform in the future. The hypothetical illustration above also does not include any fees, transaction costs or expenses.

If neither of the above conditions is satis[]ed, the trend of the Benchmark
Index will be the same as the trend of the Benchmark Index on the immediately preceeding Index business day. The Index will implement any trend reversal at the open of trading on the second Index business day immediately following the
Index business day on which the Benchmark Index trend switches from positive to negative or from negative to positive, as the case may be.

Not FDIC Insured. May Lose Value.

RBS ETN Details

Issuer        The Royal Bank of Scotland plc
------------- -----------------------------------
Guarantor     The Royal Bank of Scotland
              Group plc
------------- -----------------------------------
Ticker        TWTI
------------- -----------------------------------
Intraday      TWTI.IV
Indicative
Value Ticker
------------- -----------------------------------
CUSIP         78009P127
------------- -----------------------------------
ISIN          US78009P1277
------------- -----------------------------------
Primary       NYSE Arca
Exchange
------------- -----------------------------------
Maturity      9/13/2041
------------- -----------------------------------
Index         RBS Oil Trendpilot[] Index (USD)
              (Bloomberg symbol:
              "TPOILUT Index") which tracks
              the Benchmark Index or the Cash
              Rate depending on the relative
              performance of the Benchmark
              Index on a simple historical mov-
              ing average basis.
------------- -----------------------------------
Benchmark     RBS 12-Month Oil Total Return
Index         Index (USD) (Bloomberg symbol:
              "12MOILTR Index")
------------- -----------------------------------
Cash Rate     Yield on a hypothetical notional
              investment in 3-month U.S.
              Treasury bills as of the most re-
              cent weekly auction (Bloomberg
              page: "USB3MTA Index")
------------- -----------------------------------
Annual        When the Index is tracking the
Investor Fee  Benchmark Index: 1.10% per
(accrued on a annum. When the Index is
daily basis)  tracking the Cash Rate: 0.50%
              per annum.
------------- -----------------------------------
Repurchase at You may offer your RBS ETNs to
your option   RBS plc for repurchase on any
              business  day on or prior to 9/5/2041,  provided  that you offer a minimum of 20,000 RBS ETNs for any  single  repurchase  and follow the procedures described in the pricing supplement.
------------- -----------------------------------
Early         We may  redeem  all  of the
redemption at RBS  ETNs  at
              our discretion at
our option    any time on or prior to 9/11/2041.
------------- -----------------------------------
Daily         Upon early repurchase or
Redemption    redemption or at maturity, you will
Value         receive a cash payment equal to
              the daily redemption value per RBS ETN. The daily redemption value
              on  the   relevant   valuation   date   will   be   published   on
              www.rbs.com/etnus/twti*.
------------- -----------------------------------

* Information contained on our website is not incorporated by reference in, and should not be considered a part of, this document.

To []nd out more
Call toll free 855-RBS-ETPS or visit www.rbs.com/etnUS

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RBS 12-Month Oil Total Return Index (USD) (the "Benchmark Index")

The Benchmark Index utilizes a rules-based methodology to provide exposure to a hypothetical notional investment in a series of 12 light sweet crude oil (WTI)
futures contracts that are traded on the New York Mercantile Exchange. The 12 futures contracts comprising the Benchmark Index on any given day will be the futures contracts scheduled to expire in the immediately following calendar month and futures contracts scheduled to expire in each of the eleven months thereafter. The Benchmark Index is rebalanced on a monthly basis so that each of the 12 contracts is equally weighted upon each rebalancing. For more information regarding the RBS 12-Month Oil Total Return Index (USD) methodology please see the RBS Oil Trendpilot ETN pricing supplement.

Historical Performance (%) -- as of 12/31/12

                                                      1-MONTH (%) 3-MONTH (%)
----------------------------------------------------- ----------- -----------
RBS Oil Trendpilot[] ETN Daily Redemption Value(1)       -0.04       -5.81
RBS Oil Trendpilot[] Index (USD)                         0.01        -5.63
RBS 12-Month Oil Total Return Index (Benchmark Index)    2.10        -1.21
Cash rate on 12/31/12 was 0.09%                           --          --

                            SINCE RBS ETN INCEPTION
YEAR-TO-DATE (%) 1-YEAR (%)      (9/13/2011) %)
---------------- ---------- -----------------------
     -11.53       -11.53             -7.98
     -10.77       -10.77             -7.00
     -7.43         -7.43             0.51
       --            --               --

Source: Bloomberg. The table above presents the actual historical performance of the RBS ETNs, the Index and the RBS 12-Month Oil Total Return Index over the speci[]ed periods. It is not possible to invest directly in an index. For information regarding the performance of the Index, see pages PS-14 to PS-17 of the pricing supplement of the RBS ETNs []led with the U.S. Securites and
Exchange Commisson (SEC). Past performance does not guarantee future results.

(1) Includes the deduction of the annual investor fee, which accrues on a daily basis. The annual investor fee will be equal to (i) 1.10% per annum when the
Index is tracking the Benchmark Index, and (ii) 0.50% per annum when the Index is tracking the Cash Rate.

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the Index must increase by an amount suf[]cient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The RBS ETNs and the Index do not provide exposure to spot prices of crude oil and, consequently, may not be representative of an investment that provides exposure to crude oil. The
Index may underperform the Benchmark Index, and is expected to perform poorly in volatile markets. Even though the RBS ETNs are listed on the NYSE Arca, a trading market may not develop and the liquidity of the RBS ETNs may be limited and/or vary over time, as RBS plc is not required to maintain any listing of the
RBS ETNs. The RBS ETNs are not principal protected and do not pay interest. Any payment on the RBS ETNs is subject to the ability of RBS plc, as the issuer, and
RBS Group, as the guarantor, to pay their respective obligations when they become due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.

The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: RBS plc and RBS Group have []led a registration statement
(including a prospectus) with the U.S. Securities and Exchange Commission (SEC)
for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been []led by RBS plc and RBS Group with the SEC for more complete information about RBS plc and RBS Group, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS plc, RBS Securities Inc. (RBSSI) or
any dealer participating in the offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling
1-855-RBS-ETPS (toll-free). RBS Oil Trendpilot[] Index (USD) and RBS 12-Month
Oil Total Return Index (USD) are the property of RBS plc. The Index and the
Benchmark Index are calculated by NYSE Arca, a wholly-owned subsidiary of NYSE
Euronext. The RBS ETNs, which track the Index and may track the Benchmark Index, are not issued, sponsored, endorsed, sold or promoted by NYSE Arca, and NYSE
Arca makes no representation regarding the advisability of investing in the securities.

NYSE ARCA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS
ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH
RESPECT TO THE INDEX OR BENCHMARK INDEX OR ANY DATA INCLUDED THEREIN. IN NO
EVENT SHALL NYSE ARCA HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR
TWTI CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE
POSSIBILITY OF SUCH DAMAGES.

Copyright [C] 2013 RBS Securities Inc. All rights reserved. RBS Securities Inc., a U.S. registered broker-dealer, member of FINRA and SIPC, is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc.

www.rbs.com/etnUS | TOLL FREE: 855-RBS-ETPS | Not FDIC Insured. May Lose Value.
Dated January 15, 2013